EXHIBIT 10.6

CAFFE KENON

FRANCHISE AGREEMENT

1st April, 2010

TABLE OF CONTENTS

1.	GRANT OF FRANCHISE	1
2.	DUTIES OF THE FRANCHISEE	1
3.	FRANCHISOR’S PROVISION OF SERVICES	2
4.	TRAINING	2
5.	INTELLECTUAL PROPERTY	3
6.	CONFIDENTIAL INFORMATION	3
7.	INDEMNIFICATION	3
8.	FEES AND PAYMENTS	4
9.	RECORDS AND REPORTS	5
10.	INSPECTION AND AUDITS	6
11.	ASSIGNMENT	7
12.	RENEWAL OF FRANCHISE	8
13.	COVENANTS OF FRANCHISEE	9
14.	TERMINATION	10
15.	POST-TERMINATION	12
16.	ENFORCEMENT	12
17.	NOTICES	14
18.	MISCELLANEOUS	14

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SCHEDULE

Schedule 1

List of equipment and supplies

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FRANCHISE AGREEMENT

THIS AGREEMENT is made and entered into this 1st April 2010, between Hippo Lace Limited (“Franchisor”), and Beijing Kenon Bistro Catering Limited, (“Franchisee”).

WITNESSETH

WHEREAS, Franchisor for its affiliate named Legend Sun Limited is authorized to franchise the right to use certain trademarks (the “Trademarks”) and distribution of certain products. (the “Products,”) which term shall include all updates additions, other changes made to the Trademarks and Products from time to time; and

WHEREAS, Franchisee acknowledges that it has read this Agreement and  that Franchisee understands and accepts the terms, conditions and covenants contained herein as being reasonable and necessary to maintain Franchisor’s high standards of quality and service and the uniformity of such standards throughout the term of this Agreement; and

WHEREAS, the Franchisee expressly acknowledges that it has not received or relied upon any guaranty, express or implied, as to the revenues, profits, or likelihood of success of the franchised business contemplated by this Agreement; and

WHEREAS, Franchisee acknowledges that it has not received or relied upon any representations about the franchise granted herein by Franchisor or its agents contrary to the terms hereof.

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NOW, THEREFORE, the parties agree as follows:

GRANT OF FRANCHISE

Grant.  Franchisor grants to Franchisee, and Franchisee accepts, a non-exclusive license and franchise to operate café bistro carrying the name of Caffe Kenon (the “Kenon”) at shop no. 02-04, 5/F, Joy City, No. 28 Qingnian Road, Chaoyang District, Beijing, China during the term of this Agreement.  If Franchisor wants to operate another franchise of Kenon with the same terms of this franchise, the Franchisee has the priority to be considered as the grantee.

Term.  The term of this Agreement is 3 years, commencing on the date this Agreement is signed.

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Franchisee assumes all costs, liability, expenses, and responsibilities for the establishment of the Kenon and Franchisor has no obligation to any legal consequences arose from what the Franchisee assumed.

DUTIES OF THE FRANCHISEE

Duties of Business Entity.  If Franchisee is a corporation, partnership, or a limited liability company, Franchisee represents, warrants, and covenants as of the date of this Agreement that Franchisee is, and shall at all times be, duly organized and validly existing under the law of its formation.

FRANCHISOR’S PROVISION OF SERVICES

Specifications for  Kenon.  Franchisor agreed Franchisee to use the Trademarks included but not limited to Caffe Kenon and other intellectual property owned by the Franchisor.

Franchisee agrees, in accordance with the statutory and legal requirements, to set up and install the Kenon, reflecting Franchisor’s requirements and specifications for interior and exterior design, layout, image, fixtures, equipment, furniture, signs, and decoration.

Franchisor has the right to make changes to the Trademarks or change to other trademarks that Franchisor deemed, for whatever reason, suitable for the business from time to time.  Franchisee acknowledges and agrees to the aforesaid right to the Franchisor which shall not constitute to any default of the Agreement.

Franchisee agrees to use in the construction and operation of the Kenon only those types of fixtures, equipment, furniture, signs and supplies that Franchisor has approved for Shops as meeting its specifications and standards.  If approve by Franchisor, Franchisee may purchase those equipment listed on Schedule from other supplier provided they comply with Franchisor’s specifications and standards.

Franchisee agrees not to open the Kenon for business without Franchisor’s written approval.

Deadline for Opening.  Franchisee must open its shop within one hundred eight (180) days after Franchisee signs this Franchise Agreement.

TRAINING

Initial Training

Franchisor shall on its own determination to designate appropriate number of staff by function to provide training to Franchisee prior to the opening of Franchisee’s Kenon.

Franchisee is solely responsible for compensation to those staff not less than their current standard, living expenses and travel expenses in connection with attendance at the initial training program.

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INTELLECTUAL PROPERTY

Ownership.  Franchisee acknowledges Franchisor’s ownership of an exclusive right to the Intellectual Property, forms, methods of operation and all other materials and Confidential Information which are a part thereof.  Franchisee’s right to use the Intellectual Property is derived solely from this Agreement and is limited to the conduct of business in compliance with this Agreement.  Any unauthorized use of the Intellectual Property by Franchisee constitutes an infringement of the rights of the Franchisor.

Goodwill.  Franchisee agrees that usage of the Intellectual Property and any goodwill established exclusively benefits Franchisor, and Franchisee acknowledges that this Agreement does not confer any goodwill or other interests in the Intellectual Property upon Franchisee.  Franchisee must not, at any time during the term of this Agreement or after its termination or expiration, contest the validity or ownership of any of the Intellectual Property or assist any other person in contesting the validity or ownership of any of the Intellectual Property.

All provisions of this agreement applicable to the Intellectual Property apply to any additional trademarks, service marks, logo forms and commercial symbols authorized for Franchisor’s use and licensed to Franchisee.

CONFIDENTIAL INFORMATION

Franchisor possesses confidential information including, but not limited to, the methods, recipes, use of proprietary food products and ingredients, techniques, format specifications, procedures, information, systems and knowledge of and experience in the operation and franchising of Kenon.

Conditions of Use.  Franchisee acknowledges and agrees that no interest acquire in the confidential information, other than the right to utilize it in the development and operation of the Kenon during the term of the franchise, and that the use or duplication of the confidential information in any other business constitutes an unfair method of competition.

INDEMNIFICATION

Indemnification.  Franchisee shall indemnify and hold harmless Franchisor, its directors, officers, agents and employees, and their successors and assigns, of, from, against and in respect of all causes of action, claims, demands, liabilities, loss, damage, actions, litigation or other expenses, including, but not limited to, interest and attorneys fees, which Franchisor or any of its directors, officers, agents or employees, may sustain or incur by reason of any claims of whatsoever nature which may arise as a result of any act or acts of the Franchisee, its directors, officers, employees or agents.

The indemnities and assumptions of liabilities and obligations continue in full force and effect after the expiration or termination of this Agreement.

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FEES AND PAYMENTS

Franchise Fee.  Franchisee must pay to Franchisor a non-refundable franchise fee of Renminbi 80,000 per annum for the Kenon throughout the term of this Agreement.  The fee is due and payable within 10 days from the date of signing this Agreement, and on an annual basis thereafter throughout the term of this Agreement, on or before the date which is annual anniversary date of signing this Agreement.

Management Fee.  Franchisee agrees to pay to Franchisor a non-refundable management fee in an amount equal to 10 percent (10%) of Franchisee’s monthly Net Income as defined below.

Net Income.  The term “Net Income” means the aggregate amount of all sales of goods, articles, and any other merchandise or service, and the aggregate of all charges for services performed, whether for cash, on credit or otherwise, made and rendered in, about or in connection with the Kenon, including off-premises sales and monies derived at or away from the Kenon at the earlier of delivery of product or service, or receipt of payment, provided they are in connection with the business conducted under this Franchise Agreement minus the associated costs of sales, operating expenditures included depreciation, net interest expenses and income tax.

Due Date.  The management fee is due and payable on the Net Income for the previous month.  Franchisee must submit monthly management fee reports and the payment to Franchisor by the 10th of the following month or on such other date as Franchisor consents to in writing.

Sales Data.  Franchisee shall deliver to Franchisor any sales data requested by Franchisor in the form, manner, and frequency requested.  Such data must include, but is not limited to, the daily and monthly sales reporting forms accompanying cash register tapes or transaction reports which shall be received by Franchisor concurrently with the management fee and the monthly profit and loss statement, as described below.

Financial Statements.  If requested by Franchisor, no later than ten calendar days following the end of each calendar month, Franchisee shall provide Franchisor with

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compiled financial statements, including a balance sheet and a statement of profit and loss reflecting the financial condition of the Kenon as of the last day of the preceding calendar month and year-to-date prepared by Franchisee’s accountant.  Currently, these monthly statement may be unaudited but Franchisor may require in the future that they be prepared by a Certified Public Accountant in an accounting firm in a form Franchisor designates at Franchisee’s expense.  Franchisee shall also deliver to Franchisor within fifteen days of the end of each annual calendar period, or in the case of a corporation, partnership or limited liability company, within fifteen days of the end of each annual fiscal period, year end financial statements including a balance sheet and a statement of profit and loss for each such annual period prepared by Franchisee’s accountant. If Franchisor has not received Franchisee’s financial statements as stated above for a period of three months within a twelve month period, Franchisee agrees that an audit will be performed at Franchisee’s expense.

Interest.  Management fees and other amounts which Franchisee owes Franchisor or its affiliates may accrue interest after the due date at two percent per month.  Franchisee acknowledges that this paragraph does not constitute Franchisor’s agreement to accept payments after same are due or a commitment by Franchisor to extend credit to, or otherwise finance Franchisee’s operation of, the Kenon.  Further, Franchisee acknowledges that its failure to pay all amounts when due constitutes grounds for termination of this agreement.

Franchisor has sole discretion to apply any payment received from Franchisee or any indebtedness of Franchisor to Franchisee to any past due indebtedness of Franchisee for management fees or any other indebtedness of Franchisee to Franchisor or its affiliates.

Franchisee agrees not to withhold payment of any management fee or any other amount due to Franchisor and that the alleged non-performance or breach of any of Franchisor’s obligations under this Agreement or any related agreement does not establish a right at law or in equity to withhold payments due to Franchisor.

Point of Sale System.  At its sole expense, Franchisee shall purchase a Point of Sale System as specified in writing from Franchisor or otherwise approved by Franchisor provided it complies with Franchisor’s specifications and standards.    Franchisee shall allow the transmission

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of any and all information from the Franchisee to the Franchisor using this system.  Franchisee shall record all sales and all receipts of the Kenon revenue on individual point of sale generated serial-numbered receipts.

Compliance with Laws.  Franchisee shall operate the Kenon in strict compliance with all applicable laws, rules, and regulations of duly constituted governmental authorities.  Franchisee shall be solely responsible for and shall, as required by law, procure and maintain all necessary permits and licenses required for the operation of the Kenon.

RECORDS AND REPORTS

Retention of Records.  Franchisee must maintain during the term of this Agreement, and must preserve for at least seven years from the dates of their preparation, full, complete and accurate books, records, and accounts in accordance with generally accepted accounting principles (“GAAP”) and in the form and manner Franchisor prescribes.  Franchisee must maintain and preserve all of its books, records, tax returns for at least seven years after the later of preparation or filing and must furnish Franchisor copies of such tax returns each year within ten days of filing.

Sales Reports.  If requested by Franchisor, Franchisee must prepare and send Franchisor weekly sales reports in the manner, form and frequency as Franchisor may require in its sole discretion.  Each statement must be signed and verified by Franchisee.  Franchisee acknowledges and agrees that failure to provide such reports is a material breach of this Agreement.

Annual Financial Report.  Franchisee shall complete and submit to Franchisor on a regular continuing basis an annual financial report (which may be unaudited) prepared in compliance with GAAP within ninety days after the end of Franchisee’s fiscal year.  The annual financial report must reflect the annual statement of operations and include an income statement and a balance sheet and provide such other forms, reports, records and financial statements as Franchisor may reasonably designate.  If Franchisee has combined or consolidated such financial information for the  Kenon with that of any other business, Franchisee shall submit to Franchisor, the forms, reports, records and financial statements which contain the financial information for the  Kenon licensed by this Agreement.

Franchisor or its designees shall have the right at all reasonable times to review, audit, examine and copy any and all of the books and records of Franchisee at the Kenon.  Franchisee shall make such books and records available to Franchisor or its designees immediately upon request.

Franchisee authorizes Franchisor in its sole discretion to disclose data from Franchisee’s financial reports to prospective or existing franchises or to other third parties, as long as Franchisee is not specifically identified.

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INSPECTION AND AUDITS

Inspection of  Kenon.  To determine whether Franchisee is complying with this Agreement, Franchisor has the right, at any time during business hours and without prior notice to Franchisee, to inspect the Kenon.  Franchisee must fully cooperate with representatives of Franchisor making any inspection and must permit representatives of Franchisor to take photographs, movies, or videotapes of the Kenon and to interview employees and customers of the Kenon, as long as Franchisee’s ability to operate the Kenon is not impeded.  Franchisee shall deliver to Franchisor, upon Franchisor’s request and without charge to Franchisor, representative samples of labels, containers, advertisements, catalogs, letterhead, and the like to ensure that they are in compliance with this Franchise Agreement.

Inspection of Records.  Franchisor has the right, at any time during business hours and without prior notice to Franchisee, to examine or audit, or cause to be examined or audited, the business records, cash control devices, bookkeeping and accounting records, bank statements, sales and income tax records and returns, accounts receivable and accounts payable ledgers, vendor invoices, and other books and records of the Kenon and the books and records of any corporation, partnership or limited liability company which owns any interest in or holds the franchise.  Franchisee may maintain all books, records and supporting documents at all times at the Kenon premises or at another location.  Franchisee must fully cooperate with representatives of Franchisor and independent accountants hired by Franchisor to conduct any examination or audit.  Failure of Franchisee to cooperate with Franchisor’s representatives or independent accountants is a material breach of this Agreement.  Franchisee shall deliver to Franchisor, upon Franchisor’s request and without charge to Franchisor, copies of Franchisee’s financial records, including without limitation, Franchisee’s budget sheets, balance sheets, income statements, contracts, and tax statements.

Understatement of Net Income.  If any examination or audit discloses an understatement of Net Income, Franchisee must pay to Franchisor, within fifteen days after receipt of the examination or audit report, the management fees due on the amount of the understatement, plus interest from the date originally due until the date of payment.  Further, if the examination or audit is made necessary by the failure of Franchisee to furnish reports, supporting records, financial statements or other documents or information, as required or if an understatement of Net Income for any month is determined by any examination or audit to be greater than two percent, Franchisee must reimburse Franchisor for all costs of the audit or examination, including, but not limited to, the charges of any independent accountants and the travel expenses, room and board and compensation of employees of Franchisor.  The foregoing remedies are in addition to all other remedies and rights of Franchisor under applicable law.

ASSIGNMENT

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Assignment by Franchisor.  This Agreement and the franchise are fully assignable by Franchisor and benefits any assignee or other legal successor to the interest of Franchisor.

Assignment by Franchisee.  Neither the franchise nor the Kenon (or any interest) nor substantially all of the assets nor any part or all of Franchisee’s ownership may be voluntarily, involuntarily, directly or indirectly assigned, sold, subdivided, subfranchised or otherwise transferred by Franchisee or its owners without the prior written approval of Franchisor.  Any assignment or transfer without written approval constitutes a breach and conveys no rights to or interests in the franchise, the Kenon, or the assets.

Approval of Assignment.  If Franchisee and its owners are in full compliance with this Agreement, Franchisor shall not unreasonably withhold its approval of either an assignment or the sale of assets of the Kenon, provided that the proposed assignee, buyer, or other transferee (the “Transferee”) is of good moral character and has sufficient business experience, aptitude, and financial resources to own and operate the Kenon and otherwise meets Franchisor’s then-applicable standards for franchisees.

Sale of Securities.  If Franchisee, subject to the restrictions and conditions of transfer contained herein, attempts to raise or secure funds by the sale of securities (including common or preferred stock, bonds, debentures or general or limited partnership interests) in Franchisee or any affiliate of Franchisee, Franchisee, recognizing that the written information used may reflect upon Franchisor, agrees to submit any written information to Franchisor before its inclusion in any registration statement, prospectus or memorandum and to obtain the written consent of Franchisor before its inclusion in any offering or sale of securities.  The written consent of Franchisor pursuant to this paragraph does not imply or constitute the approval of Franchisor to the method of financing, the offering literature submitted to Franchisor or any other aspect of the offering.  No information respecting Franchisor or any of its affiliates shall be included in any securities disclosure document, unless information has been furnished by Franchisor, in writing, pursuant to Franchisee’s written request, in which Franchisee states the specific purpose for which the information is to be used.  Should Franchisor, in its sole discretion, object to any reference to Franchisor or any of its affiliates or any of their businesses in the offering literature or prospectus, the literature or prospectus must not be used unless and until the objections of franchisor are withdrawn.  Franchisor assumes no responsibility whatsoever for the offering.

Franchisee, any affiliate of Franchisee and each of its owners agrees to indemnify, defend and hold harmless Franchisor and its affiliates, and their respective officers, directors, employees and agents from any and all claims, demands, liabilities, and all costs and expenses incurred in the defense of claims, demands, or liabilities, arising from the offer or sale of securities, whether asserted by a purchaser of any security of by a governmental agency.  Franchisor has the right, but not the obligation, to defend any claims, demands, or liabilities and/or participate in the defense of any action to which Franchisor or any of its affiliates or any of their respective officers, directors, employees or agents is named as a party.

Right of First Refusal.  If Franchisee or its owners at any time determine to sell or to transfer for consideration the franchise, the assets of the Kenon or any ownership interest in Franchisee, Franchisee or its owners must obtain a bona fide, executed written offer from a responsible and fully disclosed purchaser and must submit an exact copy of the offer to Franchisor.  Franchisor has the right, exercisable by written notice delivered to Franchisee or its

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owners within thirty days from the date of delivery of an exact copy of the offer to Franchisor to purchase the Kenon or the ownership interest in Franchisee for the price and on terms contained in the offer, provided that Franchisor may substitute cash for any form of payment proposed in the offer and has a minimum of sixty days to prepare for closing.  If Franchisor does not exercise its right of first refusal, Franchisee or its owners may complete the sale to purchaser pursuant to and on the terms of the offer, in accordance with this Agreement, provided, that if the sale to purchaser is not completed within one hundred and eighty days after delivery of the offer to Franchisor, or, if there is a material change in the terms of the sale, Franchisor again has the right of first refusal.

RENEWAL OF FRANCHISE

If, upon expiration of the initial term of the franchise:

Franchisee has, during the term of this Agreement, substantially complied with all its provisions; and

Either

Franchisee maintains possession of and agrees to refurbish and decorate the premises of the  Kenon, replace fixtures, equipment, signs, and otherwise modify the  Kenon in compliance with specifications and standards then applicable under new franchises for Kenon; or

Franchisee is unable to maintain possession of the premises, or in the judgment of Franchisor the  Kenon should be relocated, and Franchisee secures substitute premises approved by Franchisor and agrees to develop substitute premises in compliance with specifications and standards then applicable under new franchises for Kenon;

then Franchisee has the right to renew the franchise for one additional term equal to the then-customary initial term granted under Franchisor’s then-current form of standard franchise agreement.  Franchisee must pay Franchisor, three months prior to the date of renewal, a renewal fee to be agreed between Franchisee and Franchisor.  The Franchisee must execute a new Agreement, which may provide for a higher management fee and for greater expenditures than this Agreement.

Notice.  Franchisee must give Franchisor written notice of its desire to exercise its option to renew at least six months before the expiration of this Agreement.  If Franchisor determines that Franchisee does not have the right to renew the franchise, Franchisor agrees to give Franchisee written notice of its determination at least three months before the expiration of this Agreement.  A notice of nonrenewal by Franchisor shall state the reasons for Franchisor’s refusal to renew.  A notice of nonrenewal for the reason of Franchisee’s substantial default of this Agreement on three or more occasions during the term of this Agreement cannot be cured and Franchisee may be prohibited from renewing this Agreement in Franchisor’s discretion.

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Cure.  If the reasons cited by Franchisor for Franchisee’s nonrenewal are rectified and cured within sixty days of Franchisor’s notice of nonrenewal, then the nonrenewal is not effective and Franchisee is allowed to renew in compliance with the terms of this Agreement, provided that if the reasons for nonrenewal include Franchisee’s insolvency, or the occurrence of an assignment for the benefit of creditors by Franchisee or Franchisee’s filing of a petition in bankruptcy, then the nonrenewal is effective upon delivery of Franchisor’s notice of nonrenewal.

If the reason given for nonrenewal is Franchisee’s nonpayment of sums due under the Agreement to Franchisor and its affiliates, the Franchisee is entitled to written notice of default and nonpayment and Franchisee has ten days in which to cure and rectify default by payment of all sums, including interest due, in compliance with the terms of this Agreement.

COVENANTS OF FRANCHISEE

During the term of this Agreement and for a period of two years thereafter, except as otherwise expressly set forth below, Franchisee covenants and agrees as follows:

The Franchisee shall not perform directly or indirectly any act injurious or prejudicial to the goodwill associated with Franchisor’s Trademarks, and Franchisee shall undertake reasonable acts to prevent harm or damage to the goodwill associated with the Trademarks.

The Franchisee shall not, either directly or indirectly, on its own behalf or in the service or on behalf of others, actively solicit, divert or purposely hire away, or attempt to actively solicit, divert or purposely hire away, to any competing business of Kenon, any person employed by Franchisor or another franchisee, whether or not such employee is a full-time employee or a temporary employee of Franchisor or other franchisee.

The Franchisee agrees that all sales, marketing and promotional information and other Confidential Information with respect to Franchisor, the Franchised Business, and the employees, customers and suppliers of Franchisor, whether assembled and compiled by Franchisee or produced and provided by Franchisor, and the physical embodiments of such information, are, shall be and shall remain the property of Franchisor.  Upon termination of this Agreement for any reason, Franchisee shall execute and deliver to Franchisor, in a form satisfactory to Franchisor, Non-Disclosure, Non-Interference and Non-Competition Agreements.

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The covenants and agreements contained in this section are the essence of this Agreement, and such covenants and agreements are reasonable and necessary to protect and preserve the interests and properties of Franchisor for the benefit of Franchisor and its franchisees.  Franchisee acknowledges that irreparable loss and damage will be suffered by Franchisor should Franchisee breach any of these covenants and agreements and each of these covenants and agreements is separate, distinct and severable, not only from the other covenants and agreements, but also from the other and remaining provisions of this Agreement.  Franchisee further acknowledges that the unenforceability of any covenant or agreement shall not affect the validity or enforceability of any other covenant or agreement or any other provision of this Agreement.  In addition to all other remedies available to it, Franchisor shall be entitled to both temporary and permanent injunctive relief to prevent a breach or contemplated breach by Franchisee of any of the covenants or agreements.  Any breach of any of the foregoing covenants and agreements shall be deemed a material breach of this Agreement.

The existence of any claim, demand, action or cause of action by Franchisee against Franchisor, or any parent, subsidiary or affiliate of Franchisor, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by Franchisor to pursue any of its rights under this Agreement arising from a material default of this Agreement by the Franchisee.

TERMINATION

Automatic Termination.  Franchisee shall be deemed to be in default under this Agreement, and all rights granted by this Agreement shall automatically terminate without notice to Franchisee if:

Franchisee becomes insolvent, assigns for the benefit of creditor, file petition in bankruptcy under governed laws;

Execution is levied against Franchisee’s business or property by governmental authorities.

Franchisee causes legal proceeding that threaten or damage the goodwill of the Franchise or Franchisor’s interest

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Termination Without Right to Cure.  Franchisee is deemed to be in material default and Franchisor may, at its option, terminate this Agreement and all rights granted without granting Franchisee any opportunity to cure the default, effective immediately upon notice to Franchisee, upon the occurrence of any of the following events:

Franchisee fails on three separate occasions within any twelve month consecutive period to comply with a material provision of this Agreement, whether or not failure to comply is corrected after notice is sent to Franchisee;

Franchisee or any of its owners is convicted any crime or offense Franchisor believes is reasonably likely to have an adverse effect on the Intellectual Property, the goodwill of the Franchise or Franchisor’s interest;

An immediate threat or danger to public health or safety results from the construction, maintenance or operation of the Kenon;

Right to Cure.  Franchisor has the absolute right to terminate this Agreement by providing Franchisee thirty days prior written notice of the termination for a default of the terms of this Agreement, said notice stating the default constitutes good cause for termination.  The written notice of termination shall give Franchisee thirty (30) days in which to cure the matter giving rise to the good cause for termination.  Termination shall be effective upon the expiration of the thirty-day notice period.  It shall be a default of the Agreement if Franchisee:

Has made a material misrepresentation or omission in the application for the franchise;

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Makes an unauthorized assignment or transfer of this Agreement, the Kenon or an ownership interest in the Franchisee;

Makes an unauthorized use of the Intellectual Property or unauthorized use or disclosure of the confidential information;

Submits a report understating the management fee;

Fails to comply with any provision of this Agreement or any mandatory specification, standard or operating procedures prescribed by Franchisor

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POST-TERMINATION

Upon termination or expiration of this Agreement, Franchisee’s right to operate the Kenon shall cease and Franchisee shall immediately:

Cease to operate the Kenon and shall not thereafter, directly or indirectly, represent to the public or hold itself out as a present or former Franchisee of Franchisor;

Permanently cease to use any equipment, materials, confidential methods, procedures, and techniques associated with the Franchise System or which display the Intellectual Property or any other distinctive forms, slogans, interior and exterior signs, symbols, or devices associated with or belonging to Franchisor. Franchisee shall, at Franchisee’s expense, return to Franchisor, without compensation, all materials, equipment, signs, menu boards, packaging and other materials bearing the Intellectual Property;

Make such alterations or modifications as may be necessary to distinguish the former  Kenon so clearly from its former appearance and other Kenon to prevent any possibility of confusion by the public, including removal of all distinctive physical and structural features identifying Kenon;

Return to Franchisor all copies of all business and reporting forms, records, files, instructions, correspondence, agreements, and any signage and menu board inserts and all materials, equipment using the Intellectual Property, and all other materials relating to the franchised business operated hereunder in Franchisee’s possession

All obligations of Franchisor and Franchisee which expressly or by their nature survive the expiration or termination of this Agreement continue in full force and effect subsequent to its expiration or termination until they are satisfied or expired.

ENFORCEMENT

Severability.  Except as expressly provided to the contrary in this Agreement, each section, paragraph, term and provision of this Agreement is considered severable.  If for any reason, any portion of this Agreement is held to be invalid in any way, that ruling shall not impair the operation of, or have any other effect upon, other portions of this Agreement as may remain otherwise intelligible.

Waiver of Obligation.  No delay, waiver, omission, or forbearance on the part of Franchisor to exercise any right, option, duty or power arising out of any breach or default by Franchisee under this Agreement constitutes a waiver by Franchisor to enforce any right, option, duty or power against Franchisee or as to any subsequent breach or default by Franchisee.

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Acceptance by Franchisor of any late payments is not deemed to be a waiver of Franchisor of any preceding breach by Franchisee of any terms, provisions, covenants or conditions of this Agreement.  Franchisor specifically is not deemed to have waived or impaired any right, power or option reserved by this Agreement by virtue of any custom or practice of the parties at variance with the terms of this Agreement; or by any failure, refusal or neglect of Franchisor to exercise any right under this Agreement or to insist upon exact compliance by the Franchisee with its obligations, including any mandatory specification, standard or operating procedure.

Neither Franchisor nor Franchisee are liable for loss or damage or deemed to be in breach of this Agreement if its failure to perform results from (1) transportation shortages, inadequate supply of labor, material or energy, or the voluntary foregoing of the right to acquire or use any of the foregoing in order to accommodate or comply with the orders, requests, regulations, recommendations or instructions of any government; (2) compliance with any law, ruling, order, regulation, requirement or instruction of government; (3) acts of God; (4) acts or omissions of the other party; (5) fires, strikes, embargoes, war or riot; or (6) any other similar event or cause.  Any delay resulting from any of these causes shall extend performance accordingly or excuse performance, in whole or in part, as may be reasonable and shall notify other party in writing within 10 days after the causes occur.

Specific Performance.  Franchisee acknowledges that in the event of a breach of the covenants and agreements of Franchisee herein concerning the use of the Intellectual Property and obligation to honor the noncompetition provisions of the Franchise Agreement, both those applicable during the term of the Franchise Agreement and applicable after the termination thereof, Franchisor would suffer irreparable injury and harm which would not be calculable in terms of money damages and money damages would not make Franchisor whole.  Notwithstanding anything herein to the contrary, Franchisee consents that Franchisor shall be entitled to injunctive relief, both temporary and permanent, to restrain Franchisee’s breach of said covenants and agreements and such relief may be granted by any court to which Franchisee is subject to jurisdiction.  Franchisee also agrees that Franchisor will be entitled to such injunctive relief without posting any type of bond.

Cumulative Rights.  The rights of Franchisor and Franchisee under this Agreement are cumulative and no exercise or enforcement by Franchisor or Franchisee of any right or remedy precludes the exercise or enforcement by Franchisor or Franchisee of any other right or remedy which Franchisor or Franchisee is entitled by law to enforce.

Governing Law.  To the extent not inconsistent with applicable law, this Agreement and the offer and sale of a franchise is governed by the laws of Hong Kong which laws shall prevail in the event of any conflict of laws.  Franchisee hereby irrevocably submits itself to the courts of Hong Kong.  Franchisee hereby agrees that service of process may be made upon it in any proceeding relating to or arising out of this Agreement or the relationship created by this Agreement by any means allowed by the law of Hong Kong.  Franchisee further agrees that venue for any proceeding relating to or arising out of this Agreement shall be in Hong Kong.

 Franchise Agreement, Page 16

Entire Agreement.  This Agreement, the documents referred to in this Agreement, and the schedules to this Agreement constitute the entire, full and complete Agreement between Franchisor and Franchisee concerning the subject matter of this Agreement and supersedes all prior related agreements between Franchisor and Franchisee.  No other representations have induced Franchisee to execute this Agreement.  Except for those permitted to be made unilaterally by Franchisor, no amendment, change or variance from this Agreement is binding on either party unless mutually agreed to by the parties and executed by their authorized officers or agents in writing.

NOTICES

All notices, requests, demands, payments, consents and other communications hereunder shall be transmitted in writing and shall be deemed to have been duly given when delivered in person or when sent by regular, registered mail, postage prepaid, return receipt requested, addressed as follows:

FRANCHISOR:

Hippo Lace Limited

Portcullis TrustNet Chambers,

P.O. Box 3444,

Road Town, Tortola,

British Virgin Islands

FRANCHISEE:

北京咖意浓餐飲有限公司

(Beijing Kenon Bistro Catering Limited)

5/F, 02-04 Joy City, No. 28 Qingnian Road,

Chaoyang District, Beijing, China

 Franchise Agreement, Page 17

Either party may change their address by giving notice of such change of address to the other party.  Mailed notices shall be deemed communicated within three days from the time of mailing if mailed as provided in this Section.

MISCELLANEOUS

Independent Investigation.  Franchisee acknowledges that it has entered into this Agreement after making an independent investigation of Franchisor’s operations and not upon any representation as to net income, volume, potential earnings or profits which Franchisee in particular might be expected to realize, nor has anyone made any other representation which is not expressly set forth in this Agreement, to induce the Franchisee to accept this franchise and execute this Agreement.

Agreement.  A copy of this Agreement with all blanks filled was received from Franchisor at least five business days before the date of execution of this Agreement.  Franchisee represents that it has read this Agreement in its entirety and that it has been given the opportunity to clarify any provisions that it did not understand and to consult with an attorney or other professional advisor.

Arbitration.  Any controversy or claim arising hereunder that cannot be resolved by the parties themselves, shall be settled by arbitration in Hong Kong or such other location as the parties may mutually agree, in accordance with the Hong Kong International Arbitration Centre. Any award rendered thereon shall be in writing and shall be final and binding on the parties and judgment may be entered thereon in any court of competent jurisdiction. Each party shall bear its own costs and expenses in connection with the arbitration and the costs and expenses of the arbitrators shall be borne as determined by the arbitrator.

Headings.  The headings of the sections and paragraphs are for convenience only and do not define, limit or construe the contents of sections or paragraphs.

Construction.  The language used in this Agreement will be deemed the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against either party.  Unless the context in which words are used herein requires otherwise, the use of singular number herein shall include the plural and the plural the singular, the use of masculine, feminine or neuter pronouns shall include the masculine, feminine and neuter.

This Agreement shall be executed in multiple copies, each of which shall be deemed an original.

 Franchise Agreement, Page 18

Amendment.  This Agreement may be amended, modified or terminated at any time by the mutual written agreement of the parties.

[SIGNATURE PAGE TO FOLLOW]

 Franchise Agreement, Page 19

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers or agents as of the day and year first above written.

FRANCHISOR:

HIPPO LACE LIMITED

 ___/s/ Jacou  Koon_____________

Jacou Koon

DATE:

FRANCHISEE:

北京咖意浓餐飲有限公司

(BEIJING KENON BISTRO CATERING LIMITED)

 ___/s/ Lawrence Tse Kam Yiu________

谢锦耀

DATE:

 Franchise Agreement, Page 20

SCHEDULE 1

The following equipment and supplies shall be provided or arranged by Franchisor:

Equipment: Coffee machines, grinder and peripherals

Supplies:

1.

Miscela Cream Moka.

2.

Miscela Cream Bar

3.

Miscela Max Bar

4.

Miscela Supermax Bar

5.

Miscela Karamell 100% Arabica

6.

Miscela Napoletano Dok

7.

Caffe Decaffeinate

8.

Bustine sottovuoto. Gr 250

9.

Bustine sottovuoto 100% arabica Gr 250

10.

Lattine sottovuoto gr. 500

11.

Creama di nocciola

12.

Cremino

13.

Kit cialde da N.150 caffe completi

14.

Caffe lattina da 1/2kg. Con n.2 tazze da da collezione

15.

Valigetta con n.2. Lattine da 1/2 kg.

16.

Zucchero in bustine

17.

Zucchero in canna

 Franchise Agreement, Page 21